Exhibit 99(d)(3)(b)

TRANSFER AND ASSUMPTION AGREEMENT

This Transfer and Assumption Agreement (the “Agreement”) is made as of January 1, 2025 (the “Closing Date”) by and among Virtus Investment Advisers, LLC, a Delaware limited liability company (formerly Virtus Investment Advisers, Inc., a Massachusetts corporation) (the “Transferee”); Virtus Advisers, LLC, a Delaware limited liability company (formerly, Virtus ETF Advisers LLC, a Delaware limited liability company) (the “Adviser”); Virtus ETF Trust II, a Delaware statutory trust (the “Trust” and collectively with the Adviser, the “Transferor”), on behalf of its series listed on Schedule A attached hereto (the “Fund”); and Virtus Fixed Income Advisers, LLC, operating through its division Seix Investment Advisors (the “Sub-Adviser”).

WITNESSETH THAT:

WHEREAS, the Transferee, the Adviser and the Sub-Adviser are each investment advisers registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Adviser and the Trust are parties to an Investment Advisory Agreement dated as of January 4, 2016 (as amended, the “Advisory Agreement”), with respect to the Fund pursuant to which the Adviser may enter into sub-advisory agreements with registered investment advisers to act as sub-advisers to the Fund;

WHEREAS, pursuant to the Advisory Agreement, the Adviser and the Trust have entered into a sub-advisory agreement with the Sub-Adviser dated as of April 22, 2019, on behalf of the Fund (as amended, the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser serves as sub-adviser to the Fund, and which Sub-Advisory Agreement provides in substance for its automatic termination in the event of its assignment, in accordance with the requirements of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Transferee and the Adviser are both indirect, wholly-owned subsidiaries of Virtus Investment Partners, Inc. (“Virtus”) and are, therefore, under common control of Virtus;

WHEREAS, certain registered investment advisers within the corporate organizational structure of Virtus will be reorganized and the Transferee will replace the Adviser as adviser to the Fund (the “Reorganization”);

WHEREAS, following the Reorganization, the Transferee and the Adviser will remain indirect, wholly-owned subsidiaries of Virtus, and therefore under the control of Virtus;

WHEREAS, the Reorganization will not result in a change of actual control or management of either the Adviser or the Transferee and, therefore, under Rule 2a-6 of the 1940 Act, is not an assignment that would cause a termination of the Sub-Advisory Agreement in accordance with its terms; and

WHEREAS, at a meeting held on November 20, 2024, the Board of Trustees of the Trust (the “Board”), including a majority of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust or any investment adviser to the Trust, approved the appointment of the Transferee as the investment adviser to the Fund in connection with the Reorganization and authorized any officer of the Fund to execute and deliver such documentation appropriate to accomplish the transfer and assumption of the Sub-Advisory Agreement;

WHEREAS, each of the Trust and the Sub-Adviser wishes to confirm its express written consent to the transfer, assumption and amendment of the Sub-Advisory Agreement as set forth in this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for the consideration set forth herein, the sufficiency of which is hereby acknowledged, agree as follows:

1. AMENDMENT OF THE SUB-ADVISORY AGREEMENT. The name of the adviser in the Sub-Advisory Agreement is hereby changed from “Virtus ETF Advisers, LLC” to “Virtus Investment Advisers, LLC.”

2. ASSUMPTION BY THE TRANSFEREE. The Transferee, intending to be legally bound, hereby agrees as of the Closing Date, to assume all of the duties and obligations of the Adviser under the Sub-Advisory Agreement and accepts and agrees to perform all such duties and obligations in connection therewith.

3. REPRESENTATIONS OF THE TRANSFEREE. The Transferee hereby represents and warrants as of the Closing Date: (i) it is registered as an investment adviser with the SEC under the Advisers Act, and its registration is currently in full force and effect; (ii) it is capable and is legally empowered to assume the duties and obligations under the Sub-Advisory Agreement and to act as adviser to the Fund; (iii) all action required of the Transferee to assume the duties and obligations under the Sub-Advisory Agreement has been taken; (iv) this Agreement creates a valid and binding agreement enforceable against the Transferee in accordance with its terms; and (v) the Sub-Advisory Agreement creates a valid and binding agreement enforceable against the Transferee in accordance with its terms.

4. CONSENT OF THE TRUST AND THE SUB-ADVISER. By executing this Agreement, each of the Trust and the Sub-Adviser expressly consents to the transfer, assumption and amendment of the Sub-Advisory Agreement as set forth in this Agreement.

5. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware.

6. FURTHER ASSURANCES. Transferor and Transferee each agree to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by the others to evidence and provide for the transfer by Transferor and the assumption by Transferee of the rights and obligations under the Sub-Advisory Agreement.

7. COUNTERPARTS. This Agreement may be executed in counterparts, which may be executed and/or exchanged electronically, each of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Transfer and Assumption Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS ADVISERS, LLC
(formerly, Virtus ETF Advisers LLC)

By:	/s/ Richard W. Smirl

Name:	Richard W. Smirl
Title:	Executive Vice President

VIRTUS INVESTMENT ADVISERS, LLC (formerly, Virtus Investment Advisers, Inc.)

By:	/s/ Richard W. Smirl

Name:	Richard W. Smirl
Title:	Executive Vice President

VIRTUS ETF TRUST II On behalf of its series listed on Schedule A

By:	/s/ William J. Smalley

Name:	William J. Smalley
Title:	President

VIRTUS FIXED INCOME ADVISERS, LLC

By:	/s/ Deirdre Dillon

Name:	Deirdre Dillon
Title:	Chief Compliance Officer

Schedule A

Virtus Seix Senior Loan ETF